SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☒ Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

VALASSIS COMMUNICATIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

VALASSIS COMMUNICATIONS, INC.

19975 VICTOR PARKWAY

LIVONIA, MI 48152

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

TO BE HELD May 9, 2006

It is my pleasure to invite you to this year’s annual meeting of stockholders of Valassis Communications, Inc., which will be held at Valassis Corporate Headquarters, 19975 Victor Parkway, Livonia, Michigan 48152 on the 9th day of May, 2006, at 9:00 a.m. (Eastern Daylight Time). The purpose of the annual meeting is to:

(1)	elect eight directors to our Board of Directors to hold office until our next annual meeting of Stockholders or until their respective successors are duly elected and qualified;

(2)	reapprove our Amended and Restated Senior Executives Bonus Plan to satisfy certain Internal Revenue Code requirements;

(3)	ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2006; and

(4)	consider any other appropriate matters as may properly come before the annual meeting or any adjournment or adjournments thereof.

Our Board of Directors has fixed the close of business on March 20, 2006 as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting. Each share of our common stock is entitled to one vote on all matters presented at the annual meeting.

ALL HOLDERS OF OUR COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE OR VOTE BY TELEPHONE OR ON THE INTERNET ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

By Order of the Board of Directors,

BARRY P. HOFFMAN
Secretary

April 4, 2006

i

EXHIBIT A DIRECTOR INDEPENDENCE CRITERIA	A-1
EXHIBIT B CRITERIA FOR CONSIDERING POTENTIAL NOMINEES TO THE BOARD OF DIRECTORS	B-1
EXHIBIT C VALASSIS COMMUNICATIONS, INC. AMENDED AND RESTATED SENIOR EXECUTIVES ANNUAL BONUS PLAN	C-1

ii

VALASSIS COMMUNICATIONS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD May 9, 2006

INTRODUCTION

This proxy statement is being furnished to stockholders of record of Valassis Communications, Inc. (“Valassis,” the “Company,” “we,” “us” or “our”) as of March 20, 2006, in connection with the solicitation by our Board of Directors of proxies for the 2006 annual meeting of Stockholders to be held at Valassis Corporate Headquarters, 19975 Victor Parkway, Livonia, Michigan 48152 on May 9, 2006 at 9:00 a.m. (Eastern Daylight Time), or at any and all adjournments thereof, for the purposes stated in the Notice of annual meeting. The approximate date of mailing of this proxy statement and the enclosed form of proxy is April 4, 2006.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, the reapproval of our Amended and Restated Senior Executives Bonus Plan and the ratification of our independent auditors.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on March 20, 2006 are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or at any postponements or adjournments of the meeting.

What are the voting rights of the holders of our common stock?

Each share of our common stock, par value $.01 per share, outstanding on March 20, 2006 will be entitled to one vote on each matter considered at the annual meeting.

Who can attend the annual meeting?

All stockholders of our common stock as of March 20, 2006, or their duly appointed proxies, may attend the annual meeting, and each may be accompanied by one guest. Registration will begin at 8:00 a.m., and seating will begin at 8:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of March 20, 2006 and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock, issued and outstanding as of March 20, 2006, will constitute a quorum. As of March 20, 2006, we had 47,659,631 shares of our common stock outstanding. Therefore, the presence of the holders of our common stock representing at least 23,829,816 votes will be required to establish a quorum.

Proxies received but indicating abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the annual meeting.

How do I vote?

By Mail

Be sure to complete, sign and date the proxy card and return it to us in the prepaid envelope. If you are a shareholder and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

By Telephone or on the Internet

Our telephone and Internet voting procedures for shareholders are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call.

The Web site for Internet voting is www.cesvote.com. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for shareholders will be available 24 hours a day, 7 days a week. If you vote by telephone or on the Internet, you do not have to return your proxy card.

In person at the annual meeting

All shareholders may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Our Board of Directors has appointed National City Bank, our transfer agent and registrar, to serve as our Inspector of Election and tabulate and certify the votes at the annual meeting.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with our Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date or by voting another proxy by telephone or on the Internet at a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are our Board of Director’s recommendations?

Unless you give other instructions on your proxy card, or by telephone or on the Internet, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Our Board of Director’s recommendation is set forth together with the description of each item in this proxy statement. In summary, our Board of Directors recommends a vote:

•	for election of the nominated slate of directors (see Item 1);

•	for reapproval of our Amended and Restated Senior Executives Annual Bonus Plan to satisfy certain Internal Revenue Code requirements; (see Item 2) and

•	for ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year ending December 31, 2006 (see Item 3).

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy indicating “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy indicating “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Therefore, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. These “broker non-votes” will not be counted as part of the total number of votes cast on such proposals. Therefore, a “broker non-vote” will have no effect in determining whether any given proposal has been approved by the stockholders. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents information concerning the ownership of our common stock by all holders who beneficially own more than 5% of our common stock as of February 20, 2006.

Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class
Common Stock	AMVESCAP PLC(1) 11 Devonshire Square London EC2M 4YR England	2,713,596	5.29%
Common Stock	Ariel Capital Management, LLC(2) 200 E. Randolph Drive Suite 2900 Chicago, Illinois 60601	9,257,036	19.45%
Common Stock	Goldman Sachs Asset Management, L.P.(3) 32 Old Slip New York, New York 10005	3,382,598	7.10%
Common Stock	Hotchkis and Wiley Capital Management, LLC(4) 725 South Figueroa Street, 39th Floor Los Angeles, California 90017-5439	4,873,700	10.20%

(1)	According to information contained in a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 15, 2005, AMVESCAP PLC has sole voting power with respect to 2,713,596 shares of our common stock and sole dispositive power with respect to 2,713,596 shares of our common stock. In addition, such filing discloses that such shares are held by the following subsidiaries in the respective amounts: AIM Advisors, Inc. (1,526,700), AIM Private Asset Management, Inc. (956,491), AIM Funds Management, Inc. (22,700), AIM Capital Management, Inc. (147,800), INVESCO Institutional N.A., Inc. (59,905). Such filing also discloses that executive officers and directors of AMVESCAP PLC or its subsidiaries may beneficially own our common stock and that such shares were not reported in such filing. AMVESCAP PLC and its subsidiaries disclaim beneficial ownership of any shares of our common stock beneficially owned by AMVESCAP PLC and any other subsidiary.
(2)	According to information contained in a Schedule 13G filed with the SEC on February 13, 2006, Ariel Capital Management, LLC has sole voting power with respect to 7,509,421 shares of our common stock and sole dispositive power with respect to 9,256,151 shares of our common stock. All of the securities reflected in the filing are owned by investment advisory clients of Ariel Capital Management, LLC, who have the right to dividends and proceeds of any sale of shares of our common stock they own. Ariel Fund, a series of Ariel Investment Trust, a registered investment company owns more than five percent of our common stock.
(3)	According to information contained in a Schedule 13G filed with the SEC on February 7, 2006, Goldman Sachs Asset Management, L.P. (“GSAM”) has sole voting power with respect to 2,783,138 shares of our common stock and sole dispositive power with respect to 3,382,598 shares of our common stock. In addition, the filing reflects securities beneficially owned by GSAM, an investment advisor, and GSAM disclaims beneficial ownership of any securities managed, on GSAM’s behalf, by third parties.
(4)	According to information contained in a Schedule 13G filed with the SEC on February 14, 2006, Hotchkis and Wiley Capital Management, LLC has sole voting power with respect to 4,312,800 shares of our common stock and sole dispositive power with respect to 4,873,700 shares of our common stock.

DIRECTORS AND EXECUTIVE OFFICERS

Our Board of Directors presently is comprised of nine directors, however we are reducing the size of the Board of Directors to eight members in connection with this annual meeting. All eight directors elected at the 2006 annual meeting will serve until our next annual meeting or until their respective successors are duly elected and qualified.

ELECTION OF DIRECTORS (PROPOSAL 1)

Set forth below is certain information with respect to each of our nominees for the office of director and each of our other executive officers.

Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the following eight nominees: Patrick F. Brennan, Kenneth V. Darish, Barry P. Hoffman, Dr. Walter H. Ku, Robert L. Recchia, Marcella A. Sampson, Alan F. Schultz and Ambassador Faith Whittlesey. Each nominee for director has consented to serve on our Board of Directors and will be elected by a plurality of the votes cast at the annual meeting. If any (or all) such persons should be unavailable or unable to serve, the persons named in the enclosed proxy will vote the shares covered thereby for any substitute nominee (or nominees) as our Board of Directors may select. Stockholders may withhold authority to vote for any nominee by indicating “WITHHOLD AUTHORITY” on the proxy and by entering the name of such nominee in the space provided for such purpose on the proxy or specifying the name of such nominee by telephone.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Directors

Patrick F. Brennan, 74, has served as our director since August 1998. After serving for 33 years in the paper industry, he retired on December 31, 1996 as the President and Chief Executive Officer of Consolidated Papers, Inc. (“CPI”), where under his leadership CPI was one of the nation’s leading paper companies. Until November 2001, Mr. Brennan served as a member of the Board of Directors of Northland Cranberries, Inc., a juice manufacturing company.

Kenneth V. Darish, 47, has served as our director since June 2001. Since September 2001, he has been the Director of Business Operations of BBDO Detroit, a subsidiary of Omnicom providing operational consulting services to the Creative Director. Since February 2005, he has also served as the Chief Financial Officer of BBDO Windsor, Ontario. From September 1984 until July 2001, Mr. Darish served as the Chief Financial Officer and Senior Vice President of FCB Advertising-Detroit, a subsidiary of Interpublic Group of Companies. Mr. Darish is a certified public accountant.

Barry P. Hoffman, 64, has served as our Executive Vice President, General Counsel and Secretary since July 1991 and has served as our director since January 2002. Mr. Hoffman has been with us since 1982. He is recognized in the field of promotion law.

Dr. Walter H. Ku, Ph.D., 70, has served as our director since February 2003. Dr. Ku is an internationally known scientist in the field of electronic systems and systems controls. He is professor of electrical and computer engineering at the University of California, San Diego, and is the founding director of the National Science Foundation Industry/University Cooperative Research Center on Ultra High-Speed Integrated Circuits and Systems. His extensive consulting activities and internationally recognized expertise have assisted businesses with developing high-level international relationships and opportunities. He was a full professor at Cornell University and the first occupant of the Naval Electronic Systems Command Research Chair Professorship at the Naval Post-Graduate School. Dr. Ku also consults and teaches in China and Taiwan. Dr. Ku’s son-in-law served as one of our employees but is no longer with our company as of December 2005. See the section entitled “Certain Relationships and Related Transactions.”

Robert L. Recchia, 49, has been our Executive Vice President, Chief Financial Officer, Treasurer and our director since October 1991. Mr. Recchia has been with us since 1982. Mr. Recchia is a certified public accountant with audit experience with Deloitte & Touche LLP.

Marcella A. Sampson, 75, has served as our director since August 1998. She retired in 1999 from Central State University in Wilberforce, Ohio. During her 35 years of service to Central State, she served as Dean of Students and directed the Central State University Career Services Center since 1975. She has received awards and honors for her work in the field of education and is a recognized expert in college student placement, particularly experiential opportunities.

Alan F. Schultz, 47, has served as our director since December 1995. He is our Chairman of our Board of Directors, President and Chief Executive Officer. Mr. Schultz was elected Chief Executive Officer and President in June 1998 and appointed Chairman of the Board of Directors in December 1998. He served as our Executive Vice President and Chief Operating Officer from 1996 through 1998 and served as our Executive Vice President of Sales and Marketing from 1992 through 1996. Mr. Schultz has held positions as our Director of Insert Operations and Vice President of the Central Sales Division since 1984. Mr. Schultz is a certified public accountant with audit experience with Deloitte & Touche LLP and currently serves on the Board of Directors for both Advertising Council, Inc., “Ad Council,” and R.H. Donnelley Corporation. Mr. Schultz also currently serves on the Board of Directors for American Advertising Federation as Treasurer.

Ambassador Faith Whittlesey, 67, has served as our director since January 1992. She has had a long career in government, law and diplomacy at local, state and national levels. She has served as President and Chairman of the Board of the American Swiss Foundation, which is headquartered in New York, since 1989 and as President of Maybrook Associates, Inc. since 1998. She served as U.S. Ambassador to Switzerland from 1981 to 1983 and from 1985 to 1988. From 1983 to 1985, Ambassador Whittlesey was a member of the Senior White House Staff. In November 1999, Ambassador Whittlesey was elected to a three-year term as Chairman of the Board of Overseers of the Institute of World Politics, a graduate school of statecraft and diplomacy in Washington, DC and in 2002 was re-elected to such position for an additional three-year term. Ambassador Whittlesey served as a member of the Board of Directors and the Compensation Committee of the Sunbeam Corporation from November 1996 until December 2002.

Additional Executive Officers

In addition to our executive officers who are listed as being directors, we (including our subsidiaries) have the following executive officers:

Richard Herpich, 53, has served as Executive Vice President of U.S. Sales since December 2003. From June 1998 through November 2003, he served as our Executive Vice President of Manufacturer Services. He served as National Sales Manager from January 1996 through June 1998, Vice President, Midwest Sales Division from June 1994 through December 1995 and Account Manager from 1978 through June 1994.

William F. Hogg, Jr., 59, has served as our Executive Vice President of Manufacturing and Operations since October 2001. He served as Vice President of our Durham Printing Division from June 1983 to September 2001.

Brian Husselbee, 54, has been the President and Chief Executive Officer of NCH Marketing Services, Inc. (“NCH”) since July 1997, and was General Manager of NCH, from January 1997 to July 1997. We acquired NCH in February 2003. Mr. Husselbee served as a director from August 1998 until February 2003, the time that the NCH acquisition was consummated.

Security Ownership of Directors and Management

The following table sets forth information concerning the ownership of our common stock by the directors, the five executive officers named under the heading “SUMMARY COMPENSATION TABLE,” as well as the number of shares beneficially owned by all of our directors and executive officers as a group, as of February 28,

2006. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. For purposes of calculating the percentage beneficially owned, the number of shares of our common stock includes 50,018,392 shares of our common stock outstanding as of February 28, 2006 and the shares of our common stock subject to options held by the person or group that are currently exercisable or exercisable within 60 days from February 28, 2006. The address of all persons listed below is c/o Valassis Communications, Inc., 19975 Victor Parkway, Livonia, Michigan 48152.

Name	Shares Beneficially Owned(1)		Percent
Patrick F. Brennan	39,991	(2)	*
Kenneth V. Darish	32,058	(3)	*
Seth Goldstein	39,958	(4)	*
Richard Herpich	276,542	(5)	*
Barry P. Hoffman	350,627	(6)	*
William F. Hogg, Jr.	387,514	(7)	*
Walter H. Ku	22,338	(8)	*
Robert L. Recchia	288,338	(9)	*
Marcella A. Sampson	37,491	(10)	*
Alan F. Schultz	1,086,331	(11)	2.2%
Faith Whittlesey	67,299	(12)	*
All executive officers and directors as a group (11 persons)	2,628,487	(13)	5.3%

*	Less than 1.0%.
(1)	Unless otherwise noted, each director and executive officer has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.
(2)	Includes currently exercisable options to purchase 34,000 shares of common stock granted to independent directors pursuant to our executive long-term incentive plans.
(3)	Includes currently exercisable options to purchase 29,000 shares of common stock granted to independent directors pursuant to our executive long-term incentive plans.
(4)	Includes currently exercisable options to purchase 37,000 shares of common stock granted pursuant to our executive long-term incentive plans. Mr. Goldstein will not be standing for reelection at the annual meeting.
(5)	Includes currently exercisable options to purchase 255,629 shares of common stock granted pursuant to our executive long-term incentive plans.
(6)	Includes currently exercisable options to purchase 316,800 shares of common stock pursuant to our executive long-term incentive plans.
(7)	Includes currently exercisable options to purchase 371,647 shares of common stock pursuant to our executive long-term incentive plans.
(8)	Includes currently exercisable options to purchase 20,000 shares of common stock granted pursuant to our executive long-term incentive plans.
(9)	Includes currently exercisable options to purchase 265,000 shares of our common stock granted pursuant to our executive long-term incentive plans.
(10)	Includes currently exercisable options to purchase 34,000 shares of our common stock granted to independent directors pursuant to our executive long-term incentive plans.

(11)	Includes currently exercisable options to purchase 946,475 shares of our common stock pursuant to our executive long-term incentive plans.
(12)	Includes currently exercisable options to purchase 56,000 shares of our common stock granted to independent directors pursuant to our executive long-term incentive plans.
(13)	This number includes currently exercisable options to purchase 2,365,551 shares of our common stock pursuant to our executive long-term incentive plans. In accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, the 2,365,551 shares of our common stock for which our directors and executive officers as a group hold currently exercisable options have been added to the total number of issued and outstanding shares of our common stock solely for the purpose of calculating the percentage of the total number of issued and outstanding shares of our common stock beneficially owned by our directors and executive officers as a group.

OUR CORPORATE GOVERNANCE PRINCIPLES

Our Board of Directors has general oversight responsibilities for our business, property and affairs pursuant to the General Corporation Law of the State of Delaware and our by-laws. In exercising its fiduciary duties, our Board of Directors represents and acts on behalf of our stockholders. Although the Board of Directors does not have responsibility for the day-to-day management of our company, members of the Board of Directors stay informed about our business through discussions with Alan F. Schultz, our President and Chief Executive Officer, and with key members of our management, by reviewing materials provided to them and by participating in meetings of our Board of Directors and its committees. Our Board of Directors provides guidance to management through periodic meetings, site visits and other interactions. Additional details concerning the role and structure of our Board of Directors are in our Corporate Governance Guidelines, which can be found in the “Investor/Corporate Governance” section of our Web site at www.valassis.com.

Policies and Procedures

For a number of years we have had a Code of Business Conduct and Ethics for our directors, officers and employees as well as Corporate Governance Guidelines to ensure that our business is conducted in a consistently legal and ethical manner. We have spent a considerable amount of time and effort reviewing and improving our corporate governance policies and practices. This includes comparing our current policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and practices of other public companies. Based upon this review, we have adopted certain changes that our Board of Directors believes are the best corporate governance policies and practices for us. We have also adopted changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and any rule changes made by the SEC and the New York Stock Exchange. We believe that our current policies and procedures form the foundation for an open relationship among colleagues that contributes to good business conduct as well as the high integrity level of our employees.

Determination of Director Independence

Under the rules of the New York Stock Exchange, our Board of Directors is required to affirmatively determine the independence of each director based on the absence of any material relationship between us and the director. These determinations are required to be disclosed in this proxy statement. Our Board of Directors has established guidelines to assist it in making these determinations. These guidelines, which are attached to this proxy statement as Exhibit A, include all elements of the Corporate Governance Rules of the New York Stock Exchange on this subject. For relationships between us and a director not covered by the guidelines, the determination of independence is made by the other members of our Board of Directors who are independent. Based on these guidelines, our Board of Directors at its March 7th, 2006 meeting determined that Messrs. Brennan, Darish and Ku, Ms. Sampson and Ambassador Whittlesey are independent.

Presiding Director

In September 2002, our Board of Directors determined that the directors who are deemed independent based on the New York Stock Exchange rules will meet in executive session at each Board of Directors meeting and that the independent director with the most seniority on our Board of Directors will preside. The independent directors are also our non-management directors and, as such, these non-management directors will meet in regularly scheduled executive sessions without management present. Ambassador Whittlesey currently serves as the presiding director at all such executive sessions.

Attendance

During the fiscal year ended December 31, 2005, our Board of Directors held seven meetings (including regularly scheduled and special meetings). Each director attended at least 75% of the meetings held by our Board of Directors during the period in which that director served, including the meetings held by the committees on which that director served as a member.

COMMITTEES OF THE BOARD

The standing committees of our Board of Directors include our Executive Committee, our Audit Committee, our Compensation/Stock Option Committee and our Corporate Governance/Nominating Committee.

Our Executive Committee, whose members are Alan F. Schultz, Robert L. Recchia and Ambassador Faith Whittlesey, is generally authorized to exercise the management powers of our Board of Directors; provided, however, that our Executive Committee does not have the authority to declare cash dividends, amend our certificate of incorporation, adopt an agreement of merger or consolidation, recommend the disposition of all or substantially all of our assets or recommend our dissolution. Our Executive Committee did not meet during the fiscal year ended December 31, 2005.

Our current Audit Committee’s members are Patrick F. Brennan, Seth Goldstein and Kenneth V. Darish, however, Ambassador Faith Whittlesey will replace Seth Goldstein as a member of our Audit Committee as of the date of our annual meeting. Our Audit Committee recommends the selection of independent auditors, discusses and reviews the scope and the fees of the prospective annual audit and reviews the results of each audit with the independent auditors. Our Audit Committee also reviews compliance with our existing major accounting and financial policies, reviews the adequacy of our financial organization and reviews management’s procedures and policies relevant to the adequacy of our internal accounting controls and compliance with federal and state laws relating to accounting practices. We have appointed an internal auditor that reports directly to our Audit Committee. Our Audit Committee held six meetings during the fiscal year ended December 31, 2005. Our Board of Directors has determined that Kenneth V. Darish meets the New York Stock Exchange standard of having accounting or related financial management expertise and the SEC’s definition of an audit committee financial expert. Each of the other members of our Audit Committee, including Ambassador Faith Whittlesey, has financial management experience or are financially literate. Our Board of Directors has determined that each committee member , including Ambassador Faith Whittlesey, meets the additional independence requirements for members of an audit committee in the New York Stock Exchange Corporate Governance Rules. Our Board of Directors has adopted a written charter for this committee setting out the functions that this committee is to perform.

Our Compensation/Stock Option Committee’s members are Ambassador Faith Whittlesey, Patrick F. Brennan and Marcella A. Sampson. Our Compensation/Stock Option Committee administers our 2002 Long-Term Incentive Plan, our Amended and Restated 1992 Long-Term Incentive Plan, our Broad-Based Incentive Plan, our Amended and Restated Senior Executives Annual Bonus Plan, our 2005 Executive Restricted Stock Plan, our 2005 Employee and Director Restricted Stock Award Plan, our Employee Stock Purchase Plan and our Supplemental Benefit Plan, as amended. Our Compensation/Stock Option Committee also reviews and approves the annual salary, bonus and other benefits, direct or indirect, of the members of our senior management. Our Compensation/Stock Option Committee is comprised of non-employee directors as such term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended. During the fiscal year ended December 31, 2005, our Compensation/Stock Option Committee met one time. Our Board of Directors has adopted a written charter for this committee setting out the functions that this committee is to perform.

Our Corporate Governance/Nominating Committee’s members are Marcella A. Sampson, Kenneth V. Darish and Dr. Walter H. Ku. Our Corporate Governance/Nominating Committee (i) assists our Board of Directors by identifying individuals qualified to become Board members and recommends to our Board of Directors the director nominees for the next annual meeting of stockholders, (ii) recommends to our Board of Directors the corporate governance guidelines applicable to us and (iii) takes a leadership role in shaping our corporate governance. Our Corporate Governance/Nominating Committee held four meetings during the fiscal year ended December 31, 2005. Our Board of Directors has adopted a written charter for this committee setting out the functions that this committee is to perform.

Our Corporate Governance/Nominating Committee evaluates the current members of our Board of Directors at the time they are considered for nomination. Our Corporate Governance/Nominating Committee also considers whether any new members should be added to our Board of Directors. In the past, candidates for independent director have been found through recommendations from members of our Board of Directors and other employees at our company. The Corporate Governance/Nominating Committee may also seek help from an executive search firm to assist in the selection process.

Our Corporate Governance/Nominating Committee has not established any specific minimum qualifications for a director but has adopted a set of criteria, which are attached to this proxy statement as Exhibit B, describing the qualities and characteristics that are sought for our Board of Directors as a whole. Our Corporate Governance/Nominating Committee does not give these criteria any particular weight and they are not equally applicable to all nominees. Our Corporate Governance/Nominating Committee may also from time to time identify particular characteristics to look for in a candidate in order to balance the skills and characteristics of our Board of Directors. Our Corporate Governance/Nominating Committee may modify these criteria from time to time and adopt special criteria to attract exceptional candidates to meet our specific needs.

Our Corporate Governance/Nominating Committee will consider recommendations from stockholders of potential candidates for nomination as director. Recommendations should be made in writing, including the candidate’s written consent to be nominated and to serve, and sufficient background information on the candidates to enable our Corporate Governance/Nominating Committee to properly assess the candidate’s qualifications. Recommendations should be addressed to our Corporate Secretary at our principal office and must be received no later than October 1, 2006 in order to be considered for the next annual meeting. The process for evaluating potential candidates recommended by stockholders and derived from other sources is substantially the same.

AUDIT COMMITTEE REPORT

Our Audit Committee of our Board of Directors is comprised of the three directors named below. It operates pursuant to a written charter adopted by our Board of Directors which can be viewed in the “Investor/Corporate Governance” section the Company’s Web site at www.valassis.com.

The role of our Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of our Audit Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange and the rules and regulations promulgated by the SEC. As set forth in our Audit Committee Charter, the management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, our Audit Committee has considered and discussed with management and the Company’s independent auditors, Deloitte & Touche LLP, the audited financial statements for the year ended December 31, 2005 and management’s assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2005. Our Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90. Finally, our Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect and discussed with Deloitte & Touche LLP that firm’s independence. Our Audit Committee also considered whether Deloitte & Touche LLP’s non-audit services, including tax consulting and benefit plan services are compatible with maintaining Deloitte & Touche LLP’s independence.

The members of our Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of our Audit Committee rely without independent verification on the information provided to them on the representations made by management and the independent accountants. Accordingly, our Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based upon the reviews and discussions referred to above, in reliance on management and the independent registered accounting firm, and subject to the limitations on the role and responsibilities of our Audit Committee referred to above and in our Audit Committee Charter, our Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.

This Audit Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Patrick F. Brennan, Chairman
Kenneth V. Darish
Seth Goldstein

DIRECTOR COMPENSATION

Currently, our independent directors, or non-employee directors, each receive the following fees in connection with their participation on our Board of Directors and related Board committees: (i) an annual independent director fee of $41,412, which is comprised of $17,374 in cash plus an annual grant of restricted stock, pursuant to the Company’s Employee and Director Restricted Stock Award Plan and 2005 Employee and Director Restricted Stock Award Plan, having an aggregate fair market value equal to $24,038 granted on a pro-rated quarterly basis; (ii) a Board of Directors meeting fee, in addition to the annual independent director fee, of $2,483 per meeting attended and $1,241 per telephonic meeting attended; and (iii) a Board committee meeting fee, in addition to the annual independent director fee, of $1,241 per meeting attended and $620 per telephonic meeting attended, payable only if the Board committee meeting is not scheduled in conjunction with (just before or after) a Board of Directors meeting (telephonic meeting fees will be paid on a pro-rated basis if an independent director does not participate via telephone for the entire meeting).

In addition, our independent directors were eligible to receive non-qualified options to purchase an aggregate of 40,000 shares of our common stock pursuant to our 2002 Long-Term Incentive Plan (or such other plan applicable to our independent directors in effect from time to time). These options have been granted by us in eight (8) semi-annual installments consisting of 5,000 stock options on April 1 and October 1 commencing on October 1, 2002 through April 1, 2006. Each option had a strike price equal to the fair market value (as defined in our applicable stock option plan) of our common stock on the date of grant and become fully vested one (1) year from such date of grant, with the same terms and conditions as our then-current standard non-qualified stock option agreement for independent directors. As of the date of the annual meeting, our independent directors shall have received all of the non-qualified options to purchase shares of our common stock that they were entitled to pursuant to the arrangement described in this paragraph. However, for the year ending December 31, 2006, the independent directors will each also receive 5,000 stock options on October 1, 2006 which will have a strike price equal to the fair market value (as defined in our applicable stock option plan) of our common stock on the date of grant and will become fully vested one (1) year from such date of grant, with the same terms and conditions as our standard non-qualified stock option agreement for independent directors.

Upon a change of control (as defined in our applicable stock option plan) all shares with respect to which any option granted prior to the change of control shall become fully exercisable and shall be governed by our 2002 Long-Term Incentive Plan (or such other plan applicable to our independent directors in effect from time to time). In addition, if any payment provided to our independent directors on account of such acceleration of exercisability of such options upon a change of control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 or any successor provision, our independent directors will be entitled to a gross-up payment.

Directors who are also our employees or employees of any of our affiliates do not receive any compensation for their services as a director. Accordingly, Messrs. Hoffman, Recchia and Schultz are not compensated as such for their services as directors.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that during the fiscal year ended December 31, 2005 all Section 16(a) filing requirements applicable to our officers and directors were complied with.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the compensation of Alan F. Schultz, our Chief Executive Officer and President, and our other four most highly compensated executive officers who served in such capacities on December 31, 2005:

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Award
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Restricted Stock Award(s)($) (3) (4)	Securities Underlying Stock Options (#)(5)		All Other Compensation ($)
Alan F. Schultz Chief Executive Officer, President and Director	December 31, 2005 December 31, 2004 December 31, 2003	780,000 760,000 750,000	780,000 684,000 537,415	779,179 666,450 687,825	135,000 270,000 270,000	(6) (7) (8)	53,086 48,830 33,824	(9) (10) (11)

Barry P. Hoffman Executive Vice President, General Counsel, Secretary and Director	December 31, 2005 December 31, 2004 December 31, 2003	390,000 380,000 375,000	390,000 342,000 269,031	155,835 133,290 137,565	56,250 112,500 112,500	(6) (7) (8)	40,252 32,613 26,637	(12) (13) (14)

Robert L. Recchia Executive Vice President, Chief Financial Officer, Treasurer and Director	December 31, 2005 December 31, 2004 December 31, 2003	390,000 380,000 375,000	390,000 342,000 269,031	155,835 133,290 137,565	56,250 112,500 112,500	(6) (7) (8)	29,519 29,018 28,148	(15) (16) (17)

Richard Herpich Executive Vice President of U.S. Sales	December 31, 2005 December 31, 2004 December 31, 2003	360,000 350,000 325,000	360,000 315,000 303,833	155,835 133,290 137,565	56,143 112,286 112,286	(6) (7) (8)	35,606 32,767 28,878	(18) (19) (20)

William F. Hogg, Jr. Executive Vice President of Manufacturing	December 31, 2005 December 31, 2004 December 31, 2003	290,000 275,000 250,000	287,100 247,500 190,000	— — —	43,750 87,500 87,500	(6) (7) (8)	28,786 27,080 23,169	(21) (22) (23)

(1)	Salary includes all before-tax contributions by the executive to our Employees’ 401(k) Retirement Savings Plan.
(2)	The figures reported in the bonus column represent amounts earned and accrued for each year and do not include amounts paid in each year which were earned and accrued in the prior year.
(3)

Consists of the value of restricted stock granted under our Employee and Director Restricted Stock Award Plan, Executive Restricted Stock Award Plan, 2005 Employee and Director Restricted Stock Award Plan or 2005 Executive Restricted Stock Plan, as the case may be. Except for a portion of restricted shares granted to Mr. Schultz, all such shares of restricted stock will vest over a three-year period with the restrictions lapsing during that three-year period at 33% for each of the first two years, and 34% during the last year. A recipient of restricted stock under any of the plans has the right to receive dividends, if any, during such restricted period. The dollar value set forth for the 2003, 2004 and 2005 restricted stock awards represents the market value of the shares on the first business day after the date of the grant ($30.57 on January 2, 2003, $29.62 on January 2, 2004 and $34.63 on January 3, 2005). The grants of restricted stock to each of Mr. Schultz, Mr. Hoffman, Mr. Recchia and Mr. Herpich were pursuant to their respective employment agreements. See the section entitled “Employment Contracts.”

(4)	The number and value of aggregate restricted stock holdings of each of the officers listed in the table above on December 31, 2005 was: Mr. Schultz, 33,750 shares ($981,113); Mr. Hoffman, 9,000 shares ($261,630); Mr. Recchia, 9,000 shares ($261,630); and Mr. Herpich, 9,000 shares ($261,630). The value of the restricted stock is determined by multiplying the total shares held by each officer by the closing price of our common stock on the New York Stock Exchange on December 30, 2005 ($29.07).
(5)	The grants of non-qualified stock options to each of the executive officers named in the table above were pursuant to their respective Employment Agreements. See the section entitled “Employment Contracts.”
(6)	Consists of non-qualified stock options granted on April 1, 2005. The stock options granted on April 1, 2005 become exercisable in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of common stock is equal to or exceeds $40.26, $45.26, and $50.26, respectively. In any event, however, such options vest by April 1, 2010 and shall be exercisable until April 1, 2012. Each of Mr. Schultz, Mr. Hoffman, Mr. Recchia, Mr. Herpich and Mr. Hogg received grants of 135,000, 56,250, 56,250, 56,143 and 43,750 non-qualified stock options, respectively, on October 1, 2005 pursuant to their respective Employment Agreements. See the section entitled “Employment Contracts.” However, each of Mr. Schultz, Mr. Hoffman, Mr. Recchia, Mr. Herpich and Mr. Hogg subsequently voluntarily forfeited these non-qualified stock options in December 2005.
(7)	Consists of non-qualified stock options granted on each of April 1, 2004 and October 1, 2004. The stock options granted on April 1, 2004 become exercisable in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of common stock is equal to or exceeds $35.76, $40.76, and $45.76, respectively. In any event, however, such options vest by April 1, 2009 and shall be exercisable until April 1, 2011.
These stock options granted on October 1, 2004 become exercisable in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of common stock is equal to or exceeds $35.10, $40.10, and $45.10, respectively. In any event, such options vest by October 1, 2009 and shall be exercisable until October 1, 2011.
(8)	Consists of non-qualified stock options granted on each of April 1, 2003 and October 1, 2003. The stock options granted on April 1, 2003 become exercisable in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of common stock is equal to or exceeds $30.71, $35.71 and $40.71, respectively. In any event, however, such options vest by April 1, 2008 and shall be exercisable until April 1, 2010.
These stock options granted on October 1, 2003 become exercisable in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of common stock is equal to or exceeds $31.90, $36.90 and $41.90, respectively. In any event, however, such options vest by October 1, 2008 and shall be exercisable until October 1, 2010.
(9)	Consists of $16,590 for contributions we made on behalf of the executive to our Employees’ Profit Sharing Plan, $3,037 for company car payments, $12,834 for country club dues and $20,625 towards preparation of taxes/estate planning.
(10)	Consists of $14,555 for contributions we made on behalf of the executive to our Employees’ Profit Sharing Plan, $3,037 for company car payments, $5,868 for country club dues and $25,370 towards preparation of taxes/estate planning.
(11)	Consists of $12,400 for contributions we made on behalf of the executive to our Employees’ Profit Sharing Plan, $3,042 for company car payments, $12,722 for country club dues, $60 for deferred compensation interest and $5,600 towards preparation of taxes/estate planning.
(12)	Consists of $16,590 for contributions we made on behalf of the executive to our Employees’ Profit Sharing Plan, $10,903 for company car payments, $550 as a match of our common stock, $5,040 for country club dues and $7,169 towards preparation of taxes/estate planning.

(13)	Consists of $14,555 for contributions we made on behalf of the executive to our Employees’ Profit Sharing Plan, $10,903 for company car payments, $600 as a match of our common stock, $5,010 for country club dues and $1,545 towards preparation of taxes/estate planning.
(14)	Consists of $12,400 for contributions we made on behalf of the executive to our Employees’ Profit Sharing Plan, $8,103 for company car payments, $650 as a match of our common stock and $5,484 for country club dues.
(15)	Consists of $16,590 for contributions we made on behalf of the executive to our Employees’ Profit Sharing Plan, $5,809 for company car payments, $1,100 as a match of our common stock, $2,880 for country club dues and $3,140 towards preparation of taxes/estate planning.
(16)	Consists of $14,555 for contributions we made on behalf of the executive to our Employees’ Profit Sharing Plan, $7,983 for company car payments, $1,200 as a match of our common stock and $5,280 for country club dues.
(17)	Consists of $12,400 for contributions we made on behalf of the executive to our Employees’ Profit Sharing Plan, $7,983 for company car payments, $1,300 as a match of our common stock, $4,920 for country club dues, $70 for deferred compensation interest and $1,475 towards preparation of taxes/estate planning.
(18)	Consists of $16,590 for contributions we made on behalf of the executive to our Employees’ Profit Sharing Plan, $4,532 for company car payments, $1,650 as a match of our common stock and $12,834 for country club dues.
(19)	Consists of $14,555 for contributions we made on behalf of the executive to our Employees’ Profit Sharing Plan, $3,765 for company car payments, $1,800 as a match of our common stock and $12,647 for country club dues.
(20)	Consists of $12,400 for contributions we made on behalf of the executive to our Employees’ Profit Sharing Plan, $2,762 for company car payments, $1,950 as a match of our common stock, $11,672 for country club dues and $94 for deferred compensation interest.
(21)	Consists of $16,590 for contributions we made on behalf of the executive to our Employees’ Profit Sharing Plan, $10,496 for company car payments and $1,700 towards preparation of taxes/estate planning.
(22)	Consists of $14,555 for contributions we made on behalf of the executive to our Employees’ Profit Sharing Plan, $11,725 for company car payments and $800 towards preparation of taxes/estate planning.
(23)	Consists of $12,400 for contributions we made on behalf of the executive to our Employees’ Profit Sharing Plan and $10,769 for company car payments.

Option Grants in Last Fiscal Year to Named Executive Officers

	Individual Grants					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh) (1)		Expiration Date	5% ($)	10% ($)
Alan F. Schultz	135,000		11.8%	35.26	(2)	04/01/12	1,937,839	4,515,988
Alan F. Schultz	135,000	(4)	11.8%	38.98	(3)	10/01/12	2,142,285	4,992,434

Robert L. Recchia	56,250		4.9%	35.26	(2)	04/01/12	807,433	1,881,662
Robert L. Recchia	56,250	(4)	4.9%	38.98	(3)	10/01/12	892,619	2,080,181

Barry P. Hoffman	56,250		4.9%	35.26	(2)	04/01/12	807,433	1,881,662
Barry P. Hoffman	56,250	(4)	4.9%	38.98	(3)	10/01/12	892,619	2,080,181

Richard Herpich	56,143		4.9%	35.26	(2)	04/01/12	805,897	1,878,082
Richard Herpich	56,143	(4)	4.9%	38.98	(3)	10/01/12	890,921	2,076,224

William F. Hogg, Jr.	43,750		3.8%	35.26	(2)	04/01/12	628,003	1,463,515
William F. Hogg, Jr.	43,750	(4)	3.8%	38.98	(3)	10/01/12	694,259	1,617,918

(1)	The exercise price for all stock option grants shown in this column is the closing sales price per share of our common stock on the New York Stock Exchange on the date of grant.
(2)	These options were granted April 1, 2005 pursuant to the respective employment agreements of the officers listed in the table above and become exercisable in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of our common stock is equal to or exceeds $40.26, $45.26 and $50.26, respectively. In any event, however, the options vest by April 1, 2010 and shall be exercisable until April 1, 2012. See the section entitled “Employment Contracts.”
(3)	These options were granted October 1, 2005 pursuant to the respective employment agreements of the officers listed in the table above and become exercisable in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of our common stock is equal to or exceeds $43.98, $48.98 and $53.98, respectively. In any event, however, the options vest by October 1, 2010 and shall be exercisable until October 1, 2012. See the section entitled “Employment Contracts.”
(4)	Each of Mr. Schultz, Mr. Hoffman, Mr. Recchia, Mr. Herpich and Mr. Hogg subsequently voluntarily forfeited these non-qualified stock options in December 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values to Named Executive Officers

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($)* Exercisable/Unexercisable
Alan F. Schultz	72,900	1,139,618	946,475 / 90,000	$916,336 / $248,850
Robert L. Recchia	—	—	265,000 / 18,750	$174,259 /$51,844
Barry P. Hoffman	67,500	1,071,727	316,800 / 37,500	$106,373 / $103,688
Richard Herpich	83,857	1,173,406	255,629 / 37,429	$8,308 / $103,491
William F. Hogg, Jr.	—	—	371,647 / 29,167	$220,823 / $80,646

*	In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is based on the New York Stock Exchange Composite closing price for the last business day of the 2005 fiscal year ($29.07).

Supplemental Benefit Plan

We established a Supplemental Benefit Plan in 1998 and amended the Plan in 2002. Our Supplemental Benefit Plan covers management employees who are designated by our Compensation/Stock Option Committee. Participating employees earn credited service for each year of continuous service with us. The annual amount of supplemental benefit is calculated by multiplying a participant’s years of credited service by 2 percent of the participant’s average annual base pay while employed by us for the 36 months immediately preceding retirement or other termination of employment. The amount of supplemental benefit provided by our Supplemental Benefit Plan is payable semi-annually for a period of 10 years, commencing upon retirement, death or other termination of employment. Supplemental benefits are provided on a noncontributing basis.

The following table illustrates the maximum annual benefits payable to a participant for specified final average annual compensation and specified years of service, assuming retirement at age 65 and payment for a period of 10 years:

Final Average Annual Base Salary	Participant’s Years of Service
	5	10	15	20	25	30	35
275,000	27,500	55,000	82,500	110,000	137,500	165,000	192,500
300,000	30,000	60,000	90,000	120,000	150,000	180,000	210,000
350,000	35,000	70,000	105,000	140,000	175,000	210,000	245,000
400,000	40,000	80,000	120,000	160,000	200,000	240,000	280,000
450,000	45,000	90,000	135,000	180,000	225,000	270,000	315,000
500,000	50,000	100,000	150,000	200,000	250,000	300,000	350,000
550,000	55,000	110,000	165,000	220,000	275,000	330,000	385,000
600,000	60,000	120,000	180,000	240,000	300,000	360,000	420,000
650,000	65,000	130,000	195,000	260,000	325,000	390,000	455,000
700,000	70,000	140,000	210,000	280,000	350,000	420,000	490,000
750,000	75,000	150,000	225,000	300,000	375,000	450,000	525,000
800,000	80,000	160,000	240,000	320,000	400,000	480,000	560,000

Base compensation counted under the plan excludes bonuses, commissions or other compensation of any kind. Three-year average base compensation for each of Mr. Schultz, Mr. Hoffman, Mr. Recchia and Mr. Herpich, who were participants under the plan as of the end of the last fiscal year is: Alan F. Schultz $763,333, Barry P. Hoffman $381,667, Robert L. Recchia $381,667 and Richard Herpich $345,000. The benefits under the Supplemental Benefit Plan are not subject to any deduction for Social Security or any other offset amounts. The approximate number of years of service for each of of Mr. Schultz, Mr. Hoffman, Mr. Recchia and Mr. Herpich as of December 31, 2005 is: 27 years for Mr. Herpich; 23 years for Mr. Hoffman; 23 years for Mr. Recchia; and 21 years for Mr. Schultz.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 with respect to shares of our common stock that may be issued under our existing equity compensation plans, including our Broad-Based Incentive Plan, our Amended and Restated 1992 Long-Term Incentive Plan, our 2002 Long-Term Incentive Plan, our Executive Restricted Stock Award Plan, our Employee and Director Restricted Stock Award Plan, our 2005 Executive Restricted Stock Plan, our 2005 Employee and Director Restricted Stock Award Plan and our Change of Control Pricing Plan.

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Option(s)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	4,819,405	31.22	2,755,544	(2)
Equity Compensation Plans Not Approved by Stockholders(3)	1,628,827	30.34	121,541

(1)	Consists of our 2002 Long-Term Incentive Plan, our Amended and Restated 1992 Long-Term Incentive Plan, our Executive Restricted Stock Award Plan, our Employee and Director Restricted Stock Award Plan, our 2005 Executive Restricted Stock Plan and our 2005 Employee and Director Restricted Stock Award Plan.
(2)	Non-qualified stock options to purchase 321,250 shares of our common stock may be granted under our 2002 Long-Term Incentive Plan pursuant to the employment agreements of Messrs. Schultz, Hoffman, Recchia, Herpich and Hogg and to the eligible non-employee directors under our Change of Control Pricing Plan in the event of a change of control by us. See the section entitled “Director Compensation and Employment Agreements.”
(3)	Consists of our Broad-Based Incentive Plan and our Change of Control Pricing Plan.

Broad-Based Incentive Plan

Our Broad-Based Incentive Plan was adopted by our Board of Directors in March 2000 and authorizes non-qualified option grants for the issuance of a maximum of 2,165,000 shares of common stock to our employees, including employees of our affiliates, and to certain other individuals who perform services for us or those entities. No (i) officers (as defined by Rule 16a-(f) of the Securities Exchange Act of 1934, as amended) or directors of our company, (ii) owners of at least 5% of our outstanding common stock, or (iii) closely related persons of any person described in (i) or (ii) above may participate in the Plan. The Plan is administered by our Compensation/Stock Option Committee.

The exercise price for each option granted under the Broad-Based Incentive Plan may be equal to, or greater than, the fair market value of our common stock subject to such option at the time the option is granted. Subject to termination of employment, and except as otherwise provided in the Plan, options granted under the Plan expire not later than ten (10) years from the date of grant, are not transferable other than upon death of the optionee, and fully vest over terms ranging from six (6) months to five (5) years from the date of grant.

Upon the occurrence of a Change in Control (as defined in the Plan), each option that is outstanding on the date of such Change in Control shall be exercisable in full immediately (whether or not then exercisable).

Change of Control Pricing Plan

Our Change of Control Pricing Plan contains the terms and conditions of determining the strike price of certain options which may be granted to our non-employee directors and to certain executive officers pursuant to their respective employment agreements, upon a change of control. All of the options to be granted pursuant to this Change of Control Pricing Plan were granted as of April 1, 2006. See the sections entitled “Director Compensation” and “Change of Control Arrangements.”

A description of our additional equity compensation plans referred to in the table above can be found in our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2005.

Compensation/Stock Option Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2005, Ambassador Faith Whittlesey, Patrick Brennan and Marcella A. Sampson served on the Compensation/Stock Option Committee. No committee member was involved in an interlocking relationship nor insider participation with respect to the Compensation/Stock Option Committee.

Employment Contracts

We have employment agreements with each of Alan F. Schultz, Richard Herpich, Robert L. Recchia, Barry P. Hoffman and William F. Hogg, Jr., our named executive officers. The following summary of certain provisions of these employment agreements does not purport to be complete and is subject to and is qualified in its entirety by reference to the actual text of the employment agreements of the named executive officers, copies of which are exhibits to our SEC filings.

Mr. Schultz’s employment agreement expires December 31, 2008, Mr. Herpich’s employment agreement expires December 31, 2007, Mr. Recchia’s and Mr. Hoffman’s employment agreement each expires December 31, 2008 and Mr. Hogg’s employment agreement expires on March 30, 2008. Mr. Schultz’s employment agreement provides that he is entitled to an annual base salary equal to $780,000. Pursuant to their respective employment agreements, Mr. Hoffman and Mr. Recchia are each entitled to an annual base salary equal to $390,000. Mr. Herpich’s employment agreement provides that he is entitled to an annual base salary equal to $360,000. Mr. Hogg’s employment agreement provides that he is entitled to an annual base salary of $290,000.

Further, the employment agreements of each of Mr. Herpich, Mr. Hoffman and Mr. Recchia provide that each of these executives is entitled to receive 2,250 shares of restricted stock for each year during the term of his respective employment agreement pursuant to our applicable restricted stock award plan and up to an additional 4,500 shares of restricted stock for each year during the term of his employment agreement if we achieve certain performance targets. Mr. Schultz’s employment agreement provides that he is entitled to receive 11,250 shares of restricted stock for each year during the term of his employment agreement and up to 22,500 shares of restricted stock for each year during the term of his employment agreement pursuant to our applicable executive restricted stock award plan if we achieve certain performance targets. In addition, pursuant to the terms of the employment agreements of Mr. Schultz, Mr. Recchia and Mr. Hoffman, all of these executives may be entitled to semi-annual bonuses of up to 50% of their annual salary if we achieve certain performance targets set by our Compensation/Stock Option Committee. Mr. Herpich’s employment agreement provides that he is entitled to a semi-annual bonus of up to 50% of his annual salary if we achieve certain performance targets set by our Compensation/Stock Option Committee and an annual bonus of up to 50% of his annual salary in accordance with certain sales targets set annually by our Chief Executive Officer. Mr. Hogg’s employment agreement provides that he is entitled to a semi-annual bonus of up to 50% of his annual salary if we achieve certain performance targets set by our Compensation/Stock Option Committee and an annual bonus of up to 50% of his annual salary in accordance with certain performance targets set annually by our Chief Executive Officer. See the section entitled “Compensation/Stock Option Committee Report on Executive Compensation.” For the year ending December 31, 2005, Mr. Schultz, Mr. Herpich, Mr. Recchia, Mr. Hoffman and Mr. Hogg, Jr. received annual compensation, consisting of annual salary and any bonuses received, in the amount of $1,560,000, $720,000, $780,000, $780,000, and $577,100, respectively.

Each of the employment agreements for the named executive officers mentioned above provides that such executive officers were eligible to receive non-qualified stock options to purchase a fixed number of shares of our common stock pursuant to our 2002 Long-Term Incentive Plan (or such other plan applicable to our executives in effect from time to time). The aggregate number of stock options granted pursuant to Mr. Schultz’s employment agreement, Mr. Herpich’s employment agreement, Mr. Hoffman’s employment agreement, Mr. Recchia’s employment agreement and Mr. Hogg’s employment agreement was 1,080,000, 393,000, 450,000, 450,000 and 350,000, respectively. Such options were granted by us in eight semi-annual installments on April 1 and October 1 commencing on October 1, 2002 through April 1, 2006; provided, however, that the options that were granted to Mr. Herpich were in seven semi-annual installments ending on October 1, 2005 which corresponded with the term of his employment agreement at the time such provision was added; and provided, further, that the grant of all such options could have been accelerated upon a change of control of the Company. See the section entitled “Change of Control Arrangements.” Each option had a strike price equal to the fair market value (as defined in our applicable stock option plan) of our common stock on the date of grant and becomes fully vested five years from such date of grant and exercisable for two years thereafter. Such options vest in 1/3 increments as our common stock meets certain specified price per share targets. As of December 31, 2005, the aggregate number of stock options to be granted to Messrs. Schultz, Hoffman, Recchia and Hogg pursuant to their employment agreements was 135,000, 56,250, 56,250, and 43,750, respectively. These remaining stock options have been granted to Messrs. Schultz, Hoffman, Recchia and Hogg on April 1, 2006. Further, in December 2005, each of these executive officers voluntarily forfeited the options granted to them on October 1, 2006 for no consideration.

Under the terms of the employment agreements for Messrs. Schultz, Hoffman and Recchia, if we terminate any of our executives’ employment other than for Cause (as defined in the respective employment agreements), or if the executive terminates his employment for Good Reason (as defined in the respective employment agreements), then we shall continue to pay such executive a base salary for the duration of the term of his employment agreement, a lump sum cash bonus in an amount equal to two times his maximum semi-annual cash bonus for the current six-month period (whether or not earned), and any deferred compensation and any accrued vacation pay to the date of termination. In such event, Messrs. Schultz, Recchia and Hoffman also receive such executive’s pro rata share of his semi-annual bonus for the six-month period in which his employment terminates (based on the achievement of certain performance targets at the end of the six-month period). Under the terms of the employment agreements for Messrs. Herpich and Hogg, if we terminate any of our executives’ employment other than for Cause (as defined in the respective employment agreements), then we shall continue to pay such executive a base salary for the duration of the term of his employment agreement, a lump sum cash bonus in an amount equal to two times his maximum semi-annual cash bonus for the current six-month period (whether or not earned), and any deferred compensation and any accrued vacation pay to the date of termination. All of the employment agreements with the named executive officers mentioned above provide that, under certain circumstances, we shall also maintain our executive’s participation in all employee welfare and medical benefit plans in which the executive was eligible to participate at the time of his termination.

In the event of a termination by reason of death or disability of an executive officer (as defined in the respective employment agreements), we shall pay to such executive or his estate in a lump sum his annual base salary through the date of termination and any deferred compensation and any accrued vacation pay to the date of termination. If this occurs, Messrs. Schultz, Recchia and Hoffman also receive an amount equal to the executive’s pro rata share of his semi-annual bonus for the six-month period in which his employment terminates (based on the achievement of certain performance targets at the end of the six-month period).

If we terminate the employment of Messrs. Schultz, Hoffman or Recchia for Cause, or any of them terminates his employment with us without Good Reason, we shall pay such executive officer any compensation earned through the date of termination and any previously deferred compensation. Following this payment, we shall then have no further obligations to the terminated executive officer under his employment agreement. Under the terms of the employment agreements for Messrs. Herpich and Hogg, if we terminate the employment of such executive officer for Cause, we shall pay such executive officer any compensation earned through the date of termination and any previously deferred compensation. Following this payment, we shall then have no further obligations to the terminated executive officer under his employment agreement.

Under the terms of their employment agreements, our executive officers are prohibited from competing with us during the periods of their scheduled employment with us. In the case of Mr. Herpich and Mr. Hogg, this non-competition provision may continue for up to two years following the termination of his employment, at our option, provided that we pay Mr. Herpich and Mr. Hogg his then-existing annual base salary during the extended period. In the cases of Messrs. Hoffman and Recchia, this non-competition provision shall continue for up to two years following the termination of their respective employment with us, provided that during the extended period the executives furnish advisory and consulting services to us and we pay such executives, as applicable, their annual base salaries. In the case of Mr. Schultz, his employment agreement provides that this non-competition provision extends for seven years after the later of the expiration date of his employment period or severance period, as the case may be, so long as we pay Mr. Schultz his annual base salary during each of the first three years of such seven-year period as well as an amount equal to one-half of such annual base salary during each of the last four years of such period.

Change of Control Arrangements

Upon a change of control (as defined in our applicable stock option plan) all shares with respect to which any option granted pursuant to the employment agreements prior to the change of control shall become fully exercisable and shall be governed by our 2002 Long-Term Incentive Plan (or such other plan applicable to Alan F. Schultz, Richard Herpich, Robert L. Recchia, Barry P. Hoffman and William F. Hogg, Jr., our named executive officers, in effect from time to time). In addition, the employment agreements provide that if any payment provided to these named executive officers on account of such acceleration of exercisability of such options upon a change of control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 or any successor provision, these named executive officers will be entitled to a gross-up payment. In addition, a change of control of our company could result in one or more of the executives being terminated other than for Cause, or one or more of Messrs. Schultz, Recchia and Hoffman terminating his respective employment for Good Reason. In either of these events, the severance arrangements described above would apply.

Our Compensation/Stock Option Committee periodically evaluates the performance targets and economic components of our compensation programs, emphasizing those short- or long-term compensation alternatives (cash, options and restricted stock) that best incentivize personnel at different levels of our organization.

COMPENSATION/STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Our Compensation/Stock Option Committee of the Board of Directors has furnished the following report on executive compensation:

PHILOSOPHY

The compensation philosophy of the Company is to develop and implement policies that will encourage and reward outstanding financial performance, seek to increase the profitability of the Company, and thereby increase stockholder value. Maintaining competitive compensation levels in order to attract, retain and reward executives who bring valuable experience and skills to the Company is also an important consideration. The Company’s executive compensation programs are designed to attract and retain talented individuals and motivate them to achieve the Company’s business objectives and performance targets, including increasing long-term stockholder value.

Our Compensation/Stock Option Committee of the Board of Directors is composed of the three directors listed below. Working with the Company, the Compensation/Stock Option Committee develops and implements compensation plans for the Company’s senior management.

COMPENSATION STRUCTURE

Our Compensation/Stock Option Committee believes that it is in the best interests of the Company and the interests of the Company’s stockholders that the executive officers be compensated in a manner that provides such officers with a strong incentive to advance both the Company’s short-term and long-term interests. Our Compensation/Stock Option Committee, working with management, has instituted a compensation structure which is designed to ensure that a high proportion of compensation is tied in some manner to both short-term and long-term corporate performance. Accordingly, the Company’s compensation structure includes both cash-based and equity-based compensation consisting of base salary, annual cash bonuses, stock options and restricted stock awards. In addition, certain executive officers are the recipients of perquisites, including, among other things, all or a combination of country club membership, car allowance and tax and accounting advice.

The annual cash compensation of the executive officers, including the Company’s Chief Executive Officer, for the year ended December 31, 2005, consisted of annual salary and cash bonuses. The cash bonuses were paid two times a year and were contingent upon the attainment by the Company of meeting semi-annual earnings per share targets that were set by the Committee for the six-month period ending June 30, 2005 and for the six-month period ending December 31, 2005. The Committee believes that a target based upon earnings per share emphasizes the Company’s commitment to reach and maintain a competitive rate of return on equity and achieve long-term growth in earnings-critical factors for assuring creation of value for its stockholders. Additionally, the Committee believes that by providing for bonuses twice a year instead of annually, a greater sense of urgency will motivate executive officers to meet the targets. The specific targets for the Company’s fiscal year ended December 31, 2005 which were selected by the Committee are not disclosed herein because the Committee has determined that it is confidential business information, the disclosure of which would have an adverse effect on the Company.

Non-cash compensation of executive officers for the year ended December 31, 2005, consisted of options granted under the Company’s 2002 Long-Term Incentive Plan and restricted stock granted pursuant to the Executive Restricted Stock Plan or the Employee and Director Restricted Stock Award Plan.

The stock options produce value for executives only if the Company’s stock price increases over the option exercise price, which for all options granted to such executives during 2005 is the fair market value of the Company’s common stock on the date of grant. Although there are no particular targets with respect to executive officers’ holdings of stock options, in general, the higher the level of an executive’s responsibility, the larger this stock-based component of his or her compensation will be.

To further strengthen the commonality of interest between senior management and the Company’s stockholders, the Committee has granted performance-based stock options to the Company’s executive officers that provide accelerated vesting in 1/3 increments as the Company’s common stock meets certain specified price per share targets. The Committee determined that these performance-based options would provide even greater motivation for the Company’s executive officers to achieve our performance targets.

Our Committee believes that grants of restricted stock further a sense of stock ownership by executive officers and gives the Company a significant advantage in retaining key executives. In order to assure the retention of certain of the Company’s high-level executives and to compensate and incentivize those executives to create long-term value for stockholders, our Compensation/Stock Option Committee provides that the restricted stock granted to those executives vests in approximately equal portions over a three-year period. Through December 2004, the Committee generally eliminated restricted stock as part of the Company’s overall compensation and incentive plans to all executive officers other than the four executive officers who have restricted stock as part of their employment contracts. However in December 2004, the Committee decided to significantly reduce the amount of stock options granted to executive officers (other than those who receive stock options pursuant to their employment agreements) in favor of a mix of stock options and restricted stock awards.

Executive officers also are eligible to participate in Valassis Employees’ Retirement Savings Plan and certain executive officers are eligible to participate in the Supplemental Benefit Plan. In addition, all of the Company’s employees are eligible to participate in the Employee Stock Purchase Plan.

All of the Company’s executive officers are employed pursuant to multi-year employment contracts. The cash compensation of each executive officer (other than the Chief Executive Officer) may be increased based on an annual review of such officer’s performance by the Chief Executive Officer and his recommendations to our Compensation/Stock Option Committee. The cash compensation of the Chief Executive Officer may also be increased based on an annual review of such officer’s performance by the Compensation/Stock Option Committee. In establishing and administering the variable elements in the compensation of the Company’s executive officers, the Compensation/Stock Option Committee tries to recognize individual contributions, as well as overall business results. Compensation levels are also determined based upon the executive’s responsibilities, the efficiency and effectiveness with which he or she marshals resources and oversees the matters under his or her supervision, the degree to which he or she has contributed to the accomplishments of major tasks that advance the Company’s goals, including sales growth and earnings, and the Company’s current competitive environment, employee retention and morale. The Company’s financial performance is a key factor that affects the overall level of compensation for executive officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Schultz is employed under an employment agreement which expires on December 31, 2008. The level of Mr. Schultz’s salary and the semi-annual bonus to which he is entitled for the fiscal year ended December 31, 2005 is set forth in his employment agreement. The amount of Mr. Schultz’s aggregate bonuses for the fiscal year ended December 31, 2005 was based on the Company’s achievement of certain semi-annual earnings per share targets set by the Compensation/Stock Option Committee. No bonus is earned unless the Company has met at least seventy (70) percent of the earnings per share target. Based on the Company’s earnings per share performance during 2005, Mr. Schultz received one hundred percent (100%) of his potential bonus, or $780,000. In addition, for the fiscal year ended December 31, 2005, Mr. Schultz received 22,500 shares of restricted stock pursuant to his employment agreement. For each subsequent fiscal year during the term of his employment agreement, Mr. Schultz will be eligible to receive 11,250 shares of restricted stock, an additional 11,250 shares of restricted stock if the Compensation/Stock Option Committee determines that a certain percentage of the performance targets have been met and an additional 11,250 shares of restricted stock under the Company’s Executive Restricted Stock Award Plan if a higher percentage of the performance targets have been met. During 2005, Mr. Schultz also received two stock option grants of 135,000 pursuant to his employment agreement, however Mr. Schultz voluntarily forfeited the October 1, 2005 grant of 135,000 stock options in December 2005.

During the fiscal year ended December 31, 2005, Mr. Schultz was paid a salary at a rate of $780,000 per year under his employment agreement. The Committee believes that Mr. Schultz’s salary is reasonable in light of his outstanding leadership through the years. The Committee believes that Mr. Schultz’s compensation level reflects the Committee’s confidence in Mr. Schultz and the Company’s desire to retain Mr. Schultz’s outstanding talents at the head of the Company.

EXECUTIVE OFFICER COMPENSATION

Each of the Company’s executive officers is currently employed pursuant to a multi-year employment agreement, the purpose of which is to retain the services of every officer for an extended period and to protect the Company with the establishment of no compete/no raid obligations for former executives. The length of time employment agreements are extended into the future is a result of a variety of factors, including the staggering of expiration dates of other executive employment agreements, the roles and responsibilities of the executive and a risk assessment of the executive being hired by one of the Company’s competitors. The minimum compensation to which each executive officer was entitled for 2005 is specified in the employment agreement, and the bonuses, which are a major part of an executive’s cash compensation, were based primarily on the Company’s achievement of certain earnings per share targets and in certain instances, a combination of earnings per share targets and other annual performance targets. Generally, no bonus is earned unless the Company has met a percentage of the earnings per share target with respect to each semi-annual period determined by the Committee. Generally, no aggregate bonus may exceed one hundred percent (100%) of an executive’s annual base salary.

Stock options are awarded to the executives by our Compensation/Stock Option Committee. In determining the size of option awards for a particular executive officer, our Compensation/Stock Option Committee considers the amount of stock options previously awarded to other executive officers in a like position, the amount of unexercised stock options held by such executive in addition to the other compensation considerations discussed above. Certain executive officers are entitled to a fixed number of stock options granted twice a year pursuant to their employment agreements.

In order to further incentivize management, certain executive officers are entitled to a certain amount of restricted stock if the Committee determines that a certain percentage of the performance targets have been met and an additional amount of restricted stock if a higher percentage of the performance targets have been met. The amount of restricted stock and applicable performance target is specified in the executive’s employment agreement.

The Compensation/Stock Option Committee believes that the Company’s most direct competitors for executive talent are not necessarily the same companies with which the Company would be compared for stock performance purposes. Many of the businesses with which the Company competes for executive talent are substantially larger and have greater financial resources than the Company. The Committee believes that one of the Company’s most direct competitors is a non-publicly traded company for which no information regarding stock performance or executive compensation is available.

The Compensation/Stock Option Committee feels that actions taken regarding executive compensation are appropriate in view of the individual and corporate performance.

In the event total compensation for any named executive officer exceeds the $1 million threshold at which tax deductions are limited under Internal Revenue Code Section 162(m), the Compensation/Stock Option Committee intends to balance tax deductibility of executive compensation with its responsibility to retain and motivate executives with competitive compensation programs. As a result, the Compensation/Stock Option Committee may take such actions as it deems to be in the best interests of the stockholders, including: (i) provide non-deductible compensation above the $1 million threshold; (ii) require deferral of a portion of the bonus or other compensation to a time when payment may be deductible by us; and/or (iii) modify existing programs to qualify bonuses and other performance-based compensation to be exempt from the deduction limit.

This report by our Compensation/Stock Option Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

COMPENSATION/STOCK OPTION COMMITTEE

Ambassador Faith Whittlesey, Chairman

Patrick F. Brennan

Marcella A. Sampson

STOCK PERFORMANCE GRAPH

The following performance graph shows our annual cumulative total stockholder return on our common stock for the five full years ending December 31, 2001, 2002, 2003, 2004 and 2005 respectively, based on an assumed investment of $100. The graph compares our performance with that of the Standard & Poor’s S&P 500 Stock Index and a peer group consisting of Advo Inc., Catalina Marketing Corp., R.R. Donnelley & Sons, and Interpublic Group of Companies.

STOCKHOLDER RETURNS (DIVIDENDS REINVESTED)

Indexed Returns Years Ending

	Base Period	Years Ending
	2000	2001	2002	2003	2004	2005
Valassis	100	112.86	93.24	92.99	110.92	92.10
S&P Index	100	88.11	68.64	88.33	97.94	102.75
Peer Group	100	80.88	45.17	54.97	57.11	49.93
		(* December fiscal year basis)

This stock price performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

REAPPROVAL OF OUR AMENDED AND RESTATED SENIOR EXECUTIVES ANNUAL BONUS PLAN

TO SATISFY CERTAIN INTERNAL REVENUE CODE REQUIREMENTS (PROPOSAL 2)

In order to permit the deductibility under the Internal Revenue Code of 1986, as amended, of cash bonuses awarded to certain of our executive officers, the Board of Directors is recommending the reapproval of our Amended and Restated Senior Executives Annual Bonus Plan which would define and limit bonus amounts that may be awarded to certain of our executive officers and which bonus amounts would qualify as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

On November 16, 1994, our stockholders approved our Amended and Restated Senior Executives Annual Bonus Plan in order to maximize the deductibility to us of compensation paid to our Chief Executive Officer and the other senior executives that may become subject to Section 162(m) of the Internal Revenue Code of 1986, as amended. On December 13, 1995, our Compensation/Stock Option Committee recommended and on December 14, 1995 our Board of Directors approved, subject to stockholder approval, an amendment to the Amended and Restated Senior Executives Annual Bonus Plan to provide for semi-annual bonuses instead of annual bonuses, to change the performance targets from cash flow targets to earnings per share targets, and to change the percentage of the target that we must meet before the executive receives any bonus from 85% to 70%. On May 21, 1996, our stockholders approved the proposed amendment. In May 2001, our stockholders reapproved our Amended and Restated Senior Executives Annual Bonus Plan to satisfy certain Internal Revenue Code requirements.

Section 162(m) of the Internal Revenue Code of 1986, as amended, requires that if our Compensation/Stock Option Committee has authority to change the targets under a performance goal after stockholder approval of the goal, material terms of the performance goal must be disclosed to and reapproved by our stockholders no later than the first stockholder meeting that occurs in the fifth year following the May 2001 annual meeting. In connection therewith, our Board of Directors recommends that the stockholders reapprove the Amended and Restated Senior Executives Annual Bonus Plan.

Description of our Amended and Restated Senior Executives Annual Bonus Plan

The major features of our Amended and Restated Senior Executives Annual Bonus Plan are summarized below. The description provided below is qualified in its entirety by reference to the actual Amended and Restated Senior Executives Annual Bonus Plan which is attached to this proxy statement as Exhibit C.

The objective of the Amended and Restated Senior Executives Annual Bonus Plan is to provide a mechanism whereby our principal executives will have a significant portion of their total compensation measured by earnings per share performance targets established by our Compensation/Stock Option Committee, and thus be motivated to stimulate our overall growth and success, and to maximize the deductibility of such compensation for income tax purposes. Our Compensation/Stock Option Committee and our Board of Directors believe that earnings per share is a meaningful measure of performance used by the marketplace to value a company’s stock and that earnings per share would closely align management’s interests with the interests of our stockholders.

The plan is administered by our Compensation/Stock Option Committee, which is comprised of outside directors (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended), none of whom is eligible to participate in the plan. The Compensation/Stock Option Committee has the power to adopt rules and regulations concerning the administration and interpretation of the plan.

Eligible executive officers are Mr. Schultz and any other officers that may be designated by our Compensation/Stock Option Committee as likely to become subject to Section 162(m) of the Internal Revenue Code of 1986, as amended. Payment of bonuses under the plan are made only in cash. Our Amended and Restated Senior Executives Annual Bonus Plan provides that our Compensation/Stock Option Committee will fix targets prior to the commencement of the semi-annual periods (or by such later date as may be permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended), establish an earnings per share target for the semi-annual period which converts our semi-annual performance into compensation to be paid to participants, together with the bonus amount payable if the target is achieved (subject to the maximum provided below) and the bonus amount, if any, payable if the target is not achieved. However, no bonus will be payable unless we have met at least 70% of the earnings per share target, and 100% of the target must be met in order to qualify for a full bonus.

Earnings per share for each six-month period, is defined in the Amended and Restated Senior Executive Bonus Plan as the earnings per share of our stock computed in conformity with generally accepted accounting principles.

Our Amended and Restated Senior Executives Annual Bonus Plan provides that each bonus payment will be made on the same terms as the bonus provided for in the plan after each applicable semi-annual period. Our Amended and Restated Senior Executives Annual Bonus Plan provides that the maximum semi-annual bonus that may be made to Mr. Schultz is $500,000; for other participants, the semi-annual bonus may not exceed 50% of the executive’s annual salary.

Our Amended and Restated Senior Executives Annual Bonus Plan provides that if the employment of an executive officer terminates, payment of a semi-annual bonus will be made as described in such executive’s employment agreement. See the section entitled “Employment Contracts.”

The plan is intended to be indefinite in duration, but may be amended or terminated at any time by our Board of Directors. However, no amendment may be made without complying with Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable law.

Vote Required for Reapproval of Bonus Plan

Approval of the Amended and Restated Senior Executives Annual Bonus Plan requires the affirmative vote of holders of a majority of shares of our common stock present in person or represented by proxy at the annual meeting. In the event that the plan does not receive favorable majority vote, the result will be that the semi-annual performance compensation paid to Mr. Schultz and other executives that may be designated as participants will not be deductible for federal income tax purposes by us, to the extent that it, together with other nonexempt compensation, exceeds the amount provided by Section 162(m) of the Internal Revenue Code of 1986, as amended, which is currently $1,000,000.

The dollar amount which may be paid to Mr. Schultz for the fiscal year ending December 31, 2006 and subsequent years under the plan are not determinable at this time. Similarly, the other eligible executives for calendar year 2006 and subsequent years cannot be determined at this time.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” REAPPROVAL OF THE AMENDED AND RESTATED SENIOR EXECUTIVES ANNUAL BONUS PLAN.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 3)

The Audit Committee of our Board of Directors has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, as our auditors for the 2006 fiscal year, subject to the ratification of such appointment by the stockholders at the annual meeting. Deloitte & Touche LLP has audited our financial statements since the year ended December 31, 1997.

If the appointment of Deloitte & Touche LLP for the 2006 fiscal year is not ratified by the stockholders, the Audit Committee of our Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the next annual meeting of Stockholders will be subject to the approval of stockholders at that meeting. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will have an opportunity to make a statement should he or she so desire. The representative will also be available to respond to appropriate questions from stockholders during the meeting.

Ratification of the selection of Deloitte & Touche LLP as independent public accountants will require the affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE 2006 FISCAL YEAR.

Independent Auditors Fees

Deloitte & Touche LLP Fees

The following table sets forth approximate aggregate fees billed to us for fiscal years ending December 31, 2004 and December 31, 2005 by Deloitte & Touche LLP:

	2004 ($)	2005 ($)
Audit Fees(1)	195,595	349,000
Audit-Related Fees(2)	118,862	206,000
Tax Fees(3)	288,739	283,582
All Other Fees(4)

Total	603,196	838,582

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.
(2)	Audit related fees consisted principally of services with respect to the audits of benefit plans, compliance with the Sarbanes-Oxley Act of 2002 and other attestation services.
(3)	Tax fees consisted of fees for tax services such as tax compliance, tax planning and tax advice.
(4)	All Other Fees consists of work performed by Deloitte & Touche LLP that is not within the above categories.

Our Audit Committee Charter provides that all audit and non-audit services to be performed by our independent public auditors must be approved in advance by the Audit Committee. As permitted by the Securities Exchange Act of 1934, as amended, the Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services. All such approvals are presented to the Audit Committee at its next scheduled meeting.

As permitted by the Securities Exchange Act of 1934, as amended, our Audit Committee Charter permits the waiver of the pre-approval requirements for services other than audit services if certain conditions are met. All audit related services, tax services and other services were pre-approved by the Audit Committee which considered that the provision of such services was compatible with maintaining the independence of Deloitte & Touche LLP in the conduct of its auditing functions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Dr. Walter H. Ku’s former son-in-law served as an employee of Valassis until December 2005. He is no longer with our company and he received payments commensurate with the terms and conditions of his employment agreement totaling $643,084, which includes compensation during the period he was employed in 2005 and severance payments. Dr. Walter H. Ku’s former son-in-law never served as an executive officer of our company.

GENERAL

Other Matters

Our Board of Directors does not know of any matters that are to be presented at the annual meeting other than those stated in the Notice of annual meeting and referred to in this proxy statement. If any other matters should properly come before the annual meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2005 which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 is being mailed to stockholders together with this proxy statement.

Any shareholder can access our Corporate Governance Guidelines and our Code of Business Conduct and Ethics and the Charters of the Audit Committee, our Compensation/Stock Option Committee and our Corporate Governance/Nominating Committee in the “Investor/Corporate Governance” section of our Web site at www.valassis.com. Any shareholder may also obtain a print copy of these documents by writing to Barry P. Hoffman, Esq., General Counsel, Valassis Communications, Inc., 19975 Victor Parkway, Livonia, MI 48152.

Our policy is that all of the members of our Board of Directors should attend the annual meeting. All of the members of our Board of Directors attended the 2005 annual meeting of Stockholders.

Stockholder Communications

Any shareholder or interested party wishing to communicate with any of our directors regarding us may write to the director in care of Barry P. Hoffman, Corporate Secretary, Valassis Communications, Inc., 19975 Victor Parkway, Livonia, MI 48152. The Corporate Secretary will forward any such communications to the directors in accordance with the shareholder communications policy approved by the independent directors.

Solicitation of Proxies

The cost of solicitation of proxies in the accompanying form will be borne by us, including expenses in connection with preparing and mailing this proxy statement. In addition to solicitation of proxies by mail, our directors, officers and employees (who will receive no additional compensation therefore) may solicit the return of proxies by telephone, telegram or personal interview. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

Each holder of our common stock who does not expect to be present at the annual meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope or vote by telephone or on the Internet.

Stockholder Proposals

If any of our stockholders intends to present a proposal for consideration at the next annual meeting of Stockholders and desires to have such proposal included in the proxy statement and form of proxy distributed by our Board of Directors with respect to such meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, such proposal must be received in writing at our principal executive offices, 19975 Victor Parkway, Livonia, Michigan 48152, Attention: Barry P. Hoffman, Executive Vice President, Secretary and General Counsel not later than December 5, 2006. In addition, the proxy solicited by the Board of Directors for the 2006 annual meeting of Stockholders will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to February 18, 2007.

By Order of the Board of Directors,

BARRY P. HOFFMAN
Secretary

Exhibit A

Director Independence Criteria

Valassis Communications, Inc.

Guidelines for Determining Independence of Board Members

Under the New York Stock Exchange rules, our Board of Directors is required to determine whether or not each of our Director is independent. To find that a Director is independent, the Board of Directors must determine that the Director has no material relationship with us. To assist the Board in this analysis, the Board of Directors has adopted the following guidelines as to what constitutes a material relationship. These guidelines apply to a Director and to members of the Director’s immediate family. Each of the guidelines applies to conditions that exist now or within the preceding three years.

1.	Employment by the Company; Compensation.

A.	Employment as an Executive Officer.

B.	Receipt from the Company of $100,000 per year in direct compensation other than Director and Committee fees and pension or other forms of deferred compensation for prior service. Compensation received by an immediate family member for service as a non-executive employee need not be considered.

2.	Relationship with Internal or External Auditor. Affiliation with or employment by a current or former internal or external auditor. In the case of an immediate family member, employment means employment in a professional capacity.

3.	Interlocks. Employment as an executive officer of another company where any of our present executives serve on the other company’s compensation committee.

4.	Relationships with Vendors and Suppliers. Employment by a company that makes payment to or receives payment from us for property or services in an amount which in any single fiscal year exceeds the greater of $1,000,000 or 2% of our consolidated gross revenues.

5.	Relationship with Charitable Organizations. Service as an executive officer of any charitable organization, if contributions by us to the charitable organization exceed the greater of $1,000,000 or 2% of such charitable organization’s consolidated gross revenues in any fiscal year.

6.	Definitions.

A.	The term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers-and fathers-in-law, sons-and daughters-in-law, brothers-and sisters-in-law and anyone (other than domestic employees) sharing a person’s home.

B.	The term “affiliates” means any corporation or other entity that is controlled by or is under common control with another entity.

7.	General. The independence determination for a Director with a relationship not within the preceding guidelines shall be made after considering all relevant facts and circumstances, the overriding concern being independence from management. Any determination that a Director who has a material relationship with the Company under these guidelines is independent must be specifically explained in the proxy statement.

A-1

Exhibit B

Criteria for Considering Potential Nominees to the Board of Directors

Our Corporate Governance/Nominating Committee has adopted the following set of preferred characteristics for candidates for members to our Board of Directors: (i) demonstrated personal integrity and ethics in business, professional and personal life; (ii) commitment to serve the best interests of all of our stockholders; (iii) willingness to be an active participant in all Board of Directors and committee activities; (iv) contribution to the overall diversity of our Board of Directors; (v) collegial in outlook and the ability to advance constructive discussion of Board of Directors issues; and (vi) business, financial, professional, academic or public policy expertise which will contribute to the overall mix of skills and perspectives represented on our Board of Directors.

B-1

Exhibit C

Valassis Communications, Inc. Amended and Restated Senior Executives Annual Bonus Plan

1.	Objectives. The objectives of the Valassis Communications, Inc. Amended and Restated Senior Executives Annual Bonus Plan (hereinafter the “Plan”) are to provide a mechanism whereby the Company’s principal executives will have a significant portion of their total compensation measured by the earnings per share of stock of the Company, and thus be motivated to stimulate the Company’s overall growth and success, and to maximize the deductibility of such compensation for income tax purposes. This Plan restates the Company’s original plan adopted November 16, 1994 and its amendment dated December 14, 1995.

2.	Definitions. The following terms (whether used in the singular or plural) have the meanings indicated when used in the Plan:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code Section shall include any successor Section.

(c)	“Committee” means the Compensation/Stock Option Committee of the Board, and any successor thereto.

(d)	“Company” means Valassis Communications, Inc., a Delaware corporation, and its subsidiaries.

(e)	“Earnings Per Share” means, for each six-month period, the earnings per share of the Company’s stock computed in conformity with generally accepted accounting principles.

(f)	“Executive” means the Chief Executive Officer of the Company and any other executive officer of the Company who has been designated by the Committee as likely to become subject to Section 162(m) of the Code.

(g)	“Plan” has the meaning ascribed thereto in Section 1.

(h)	“Regulations” shall mean the rules and regulations adopted or proposed for adoption by the Internal Revenue Service under Section 162(m) of the Code.

(i)	“Semi-Annual Bonus Target” has the meaning ascribed thereto in Section 3.

(j)	“Semi-Annual Earnings Target” has the meaning ascribed thereto in Section 3.

(k)	“Semi-Annual Cash Bonus” means the actual dollar amount of the semi-annual cash bonus determined by the Committee to be payable to an Executive.

3.	Semi-Annual Earnings Target and Semi-Annual Bonus Targets. The Committee shall semi-annually before the beginning of each six month period (or before such later date as may be permitted by Section 162(m) of the Code and the Regulations) establish (a) the Company’s Semi-Annual Earnings Target for the six month period which converts the Company’s semi-annual performance into compensation to be paid to Executives, and (b) the Semi-Annual Bonus Target for each Executive. The Committee shall also establish the percentages, if any, of each Executive’s Semi-Annual Bonus Target which shall be earned if the Company’s Earnings Per Share for the six month period is less than the Semi-Annual Earnings Per Share, provided that no Executive shall earn any Semi-Annual Cash Bonus unless at least 70% of the Semi-Annual Earnings Target for the six month period has been met by the Company and 100% of the Semi-Annual Earnings Target must be achieved in order for any Executive to qualify for a Semi-Annual Cash Bonus equal to the Executive’s Semi-Annual Bonus Target for the year.

4.	Certification of Annual Cash Flow; Maximum Bonuses. Following the end of each six month period, the Committee shall review the Company’s Earnings Per Share for the six month period then just ended. If such Earnings Per Share is at least 70% of the Semi-Annual Earnings Target for the six month period, the Committee shall certify (a) the percentage of the Semi-Annual Earnings Target achieved for the applicable six month period within the meaning of the Code and the Regulations, and (b) the amounts of the Semi-Annual Cash Bonuses earned by each Executive for the six month period; provided, however, that the maximum Semi-Annual Cash Bonus payable to the Company’s Chief Executive Officer for any fiscal year shall not exceed $500,000, and for other Executives no Semi-Annual Cash Bonus may exceed 50% of the Executive’s base salary for the year. No Semi-Annual Cash Bonus shall be payable in the absence of such certification.

5.	Termination of Employment.

(a)	If the Company terminates the employment of an Executive other than for Cause (as such term is defined in the Executive’s Employment Agreement), or if the Executive terminates his or her employment for Good Reason (as so defined), or if such employment is terminated due to death or disability (as so defined), the Executive (or, in the case of the Executive’s death, his designated Beneficiary or estate as provided under Section 12 herein) shall receive an amount for the six month period in which such termination occurs equal to the Semi-Annual Cash Bonus for the six month period as determined under Section 4 herein multiplied by a fraction the numerator of which shall be the number of days from the beginning of such six month period to and including the date of termination and the denominator of which shall be 182.

(b)	If the Executive’s employment terminates for a reason described in Section 5(a) herein other than death or disability, the Executive shall receive, in addition to the amount described in Section 5(a) herein, an amount equal to two times the Executive’s maximum Semi- Annual Cash Bonus for the current six month period (whether or not earned).

(c)	If the employment of an Executive terminates for a reason other than one described in Section 5(a) herein, the Executive shall forfeit any Annual Cash Bonus for the year in which such termination occurs.

6.	Payment. Payment of Semi-Annual Cash Bonuses with respect to any six month period shall be made in cash as soon as practicable after the Committee makes the certifications described in Section 4 herein, but in no event later than 60 days after the end of the applicable six month period.

7.	Administration.

(a)	The Plan shall be administered by the Committee appointed by the Board from its “outside directors” (within the meaning of Section 162)(m) of the Code and the Regulations) none of whom is eligible to participate in the Plan. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies in the Committee.

(b)	Subject to the express provisions of the Plan and the requirements of Section 162(m) of the Code and the Regulations, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The certifications and determinations of the Committee on all matters assigned to it by the Plan shall be conclusive.

(c)	The Committee shall hold its meetings at such times and places as it shall deem advisable. A majority of members shall constitute a quorum and all determinations shall be made by a majority of such quorum. Any determination reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

8.	Termination and Amendment. The Plan shall continue in effect until terminated by the Board. The Board may at any time terminate or amend the Plan in such respects as it shall deem advisable; provided, however, that any amendment shall comply with all applicable laws and applicable requirements for exemption (to the extent necessary) under Section 162(m) of the Code and the Regulations.

9.	Withholding. The obligations of the Company to make payments under the Plan shall be subject to applicable federal, state and local tax withholding requirements.

10.	Separability. If any of the terms or provisions of this Plan conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law without invalidating the remaining provisions hereof.

11.	Non-Exclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or the awarding of stock or cash or other benefits otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

12.	Beneficiaries. An Executive may designate a beneficiary or beneficiaries, by written notice to the Company, to receive, in the event of the death of the Executive, any payments remaining to be made to the Executive under the Plan. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect. Such written notices shall be effective upon receipt by the Company’s Corporate Secretary. If the Executive dies without naming a beneficiary or if all of the beneficiaries named by the Executive predecease the Executive, then any amounts remaining to be paid under the Plan shall be paid to the Executive’s estate.

13.	Non-Alienation. Except as expressly provided herein, no Executive or Beneficiary shall have the power or right to transfer (other than by will or the laws of descent and distribution), alienate, or otherwise encumber the Executive’s interest under the Plan.

14.	Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Michigan, without reference to the principles of conflicts of laws.

15.	Effectiveness of the Plan. Subject to receiving stockholder approval as prescribed in Section 162(m) of the Code and the Regulations, the Plan shall be effective for the Company fiscal year beginning July 1, 1994, and each year thereafter until the Plan is terminated.

IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR

PROXY AND RETURN IT IN THE ENVELOPE PROVIDED

Please fold and detach card at perforation before mailing.

VALASSIS COMMUNICATIONS, INC.             PROXY

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of Directors named below or their substitutes as designated by the Board of Directors, FOR Proposal 2 and FOR proposal 3. The proxies are authorized to vote as they may determine in their discretion, upon such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR the election of Directors, FOR proposal 2 and FOR proposal 3.

1. The election of the nominees listed below as directors:

(1)   Patrick F. Brennan (2)   Kenneth V. Darish (3)   Barry P. Hoffman (4)   Walter H. Ku

(5)   Robert L. Recchia (6)   Marcella A. Sampson (7)   Alan F. Schultz (8)   Faith Whittlesey

For all nominees listed above

(except as marked to the contrary above)

WITHHOLD AUTHORITY

to vote for all nominees listed above

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name listed above.

2. Proposal to reapprove our Amended and Restated Senior Executives Annual Bonus Plan to satisfy certain Internal Revenue Code requirements.

For Against Abstain

3. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.

For Against Abstain

Valassis.

c/o National City Bank

Corporate Trust Operations

Locator 5352

P.O. Box 92301

Cleveland, OH 44101-4301

Vote by Telephone

Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone

Call Toll-Free using a Touch-Tone phone:

1-888-693-8683

Vote by Internet

Access the website and cast your vote:

www.cesvote.com

Vote by Mail

Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

If voting by mail, Proxy must be signed and dated below.

Please fold and detach card at perforation before mailing.

VALASSIS COMMUNICATIONS, INC.

Common Stock

Solicited on behalf of the Board of Directors for Annual Meeting, May 9, 2006

The undersigned hereby appoints Alan F. Schultz, Robert L. Recchia and Barry P. Hoffman, and each of them, as attorneys and proxies, with full power of substitution and revocation, to vote and act for and in the name, place and stead of the undersigned as fully as the undersigned could vote and act if personally present at the annual meeting of stockholders of Valassis Communications, Inc. to be held at the Company’s headquarters, 19975 Victor Parkway, Livonia, Michigan 48152 on May 9, 2006, and at any adjournment or adjournments thereof, as follows and in accordance with their judgment upon any other matter properly presented.

Date:        ,2006

Signature(s) of stockholder(s)

NOTE: Please sign exactly as name appears hereon. Joint owner should each sign. When signing as attorney, executor, administrator trustee or guardian, please give full title as such.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE - NO POSTAGE NECESSARY